Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS FOURTH QUARTER AND YEAR 2019 RESULTS

Richardson, Texas – February 24, 2020 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2019.

Intrusion’s net income for the fourth quarter 2019 was $0.3 million, compared to net income of $0.9 million for the fourth quarter 2018. Net income for the year 2019 was $4.5 million, compared to a net income of $2.3 million for 2018.

Revenue for the fourth quarter 2019 was $2.6 million, compared to $3.0 million in the fourth quarter 2018. Revenue for the year 2019 was $13.6 million, compared to $10.3 million in 2018.

Gross profit margin was 61% in the fourth quarter of 2019, compared to 63% in the fourth quarter 2018. For the year, the gross profit margin was 61%, compared to 63% in 2018.

Intrusion’s fourth quarter 2019 operating expenses were $1.3 million, compared to $1.0 million in the fourth quarter 2018. For the year 2019, operating expenses were $3.8 million, compared to $4.0 million in 2018.

As of December 31, 2019, Intrusion reported cash and cash equivalents of $3.3 million, and working capital of $3.1 million. Comparably, as of December 31, 2018, Intrusion reported cash and cash equivalents of $1.7 million, working capital of $0.5 million, and debt of $1.9 million.

“Revenue in the fourth quarter was lower compared to last year primarily due to delays in orders expected but not received. Order delays were primarily due to customer funding not aligned with anticipated renewals, a trend we anticipate will continue through the first quarter 2020. Orders booked in the fourth quarter 2019 totaled $4.4 million consisting primarily from renewals of existing projects,” stated Michael L. Paxton, Interim President of Intrusion.

Intrusion

Fourth Quarter 2019 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until March 2, 2020 by calling 1-855-859-2056 or 1-404-537-3406. At the replay prompt, enter conference identification number 2281388. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding expectations of future revenue, product orders from new and existing customers, and profitability, and are qualified by the inherent difficulties in forecasting future sales caused by current economic conditions, spending patterns of, and appropriations to, U.S. government departments, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the unpredictability of government and corporate spending on information security products, as well as other statements.  These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Fourth Quarter 2019 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$3,334	$1,652
Accounts receivable	1,566	1,967
Prepaid expenses	152	91
Total current assets	5,052	3,710

Noncurrent Assets
Property and equipment, net	335	200
Finance leases right-of-use assets, net	62	121
Operating leases right-of-use assets, net	1,348	—
Other assets	38	38
Total noncurrent assets	1,783	359
TOTAL ASSETS	$6,835	$4,069

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$1,080	$1,596
Dividends payable	20	594
Finance leases liability, current portion	43	58
Operating lease liability, current portion	284	—
Deferred revenue	516	1,004
Total current liabilities	1,943	3,252

Noncurrent Liabilities
Loan payable to officer	—	1,815
Finance leases liability, noncurrent portion	21	64
Operating lease liability, noncurrent portion	1,315	—
Total noncurrent liabilities	1,336	1,879

Stockholders' Equity (Deficit):
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200 Liquidation preference of $1,013 in 2019 and $1,213 in 2018	707	707
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,155 in 2019 and $1,385 in 2018	724	724
Series 3 shares issued and outstanding – 289 Liquidation preference of $634 in 2019 and $760 in 2018	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,552 in 2019 and 13,259 in 2018 Outstanding shares – 13,542 in 2019 and 13,249 in 2018	136	133
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,759	56,609
Accumulated deficit	(54,777)	(59,242)
Accumulated other comprehensive loss	(43)	(43)
Total stockholders' equity (deficit)	3,556	(1,062)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,835	$4,069

Intrusion

Fourth Quarter 2019 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$2,572	$2,979	$13,643	$10,276
Cost of revenue	1,002	1,102	5,342	3,847

Gross profit	1,570	1,877	8,301	6,429

Operating expenses:
Sales and marketing	485	293	1,298	1,604
Research and development	539	405	1,314	1,237
General and administrative	252	283	1,182	1,112

Operating income	294	896	4,507	2,476

Interest expense	(1)	(45)	(46)	(189)
Interest income	4	—	4	—

Income before income taxes	297	851	4,465	2,287

Income tax provision	—	—	—	—

Net income	$297	$851	$4,465	$2,287

Preferred stock dividends accrued	(35)	(35)	(139)	(139)
Net income attributable to common stockholders	$262	$816	$4,326	$2,148

Net income per share attributable to common stockholders:
Basic	$0.02	$0.06	$0.32	$0.16
Diluted	$0.02	$0.05	$0.28	$0.14

Weighted average common shares outstanding:
Basic	13,542	13,168	13,502	13,049
Diluted	15,392	15,182	15,352	15,063